Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Core Scientific, Inc. (f/k/a Power & Digital Infrastructure Acquisition Corp.) on Form S-1 of our reports:

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Dated January 8, 2021, except for Note 7, as to which the date is February 11, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Power & Digital Infrastructure Acquisition Corp. (now known as Core Scientific Inc.) as of December 31, 2020 and for the period from December 29, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement.

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Dated February 19, 2021 except for Note 1, 2, 3, 7 and 8, which are dated December 10, 2021, which includes a restatement paragraph and an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Power & Digital Infrastructure Acquisition Corp. (now known as Core Scientific Inc.) as of February 12, 2021, which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

February 8, 2022